Exhibit 99.1
Federal District Judge Dismisses Antitrust Lawsuit
Against Batesville Casket Company
BATESVILLE, Ind., May 4, 2009 /PRNewswire-FirstCall/ — On April 29, 2009, the United States District Court for the Southern District of Texas (Houston), ordered the dismissal of a previously disclosed antitrust lawsuit filed by Pioneer Valley Casket Co., Inc., and three other current or former independent casket retailers against Batesville Casket Company, Inc., a wholly owned subsidiary of Hillenbrand, Inc.
The Pioneer Valley plaintiffs agreed to dismiss their complaint against all defendants with prejudice. Plaintiffs and defendants will each be responsible for their own legal costs and expenses. In March, the District Court had denied the Pioneer Valley plaintiffs’ motion to certify their lawsuit as a class action. Another related lawsuit in which the District Court also denied class certification is currently awaiting ruling on the plaintiffs’ request for permission to appeal the denial of class-action status.
“We are very pleased with the complete dismissal of this lawsuit,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “For more than 100 years, our company has believed that our policy of selling caskets only to licensed funeral directors operating licensed funeral homes helps ensure that families receive quality products and services any time they choose a Batesville casket.”
For further information and background on these cases, please refer to Hillenbrand’s most recent SEC Form 10-Q and to the rulings posted on our Web site, http://www.hillenbrandinc.com.

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ABOUT HILLENBRAND, INC.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products. HI-INC-C
CONTACT INFORMATION
Investor Relations, Hillenbrand, Inc.
Contact: Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
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